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                                TCSI CORPORATION
                                  EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994



                                                             1996               1995             1994
                                                             ----               ----             ----
Weighted average shares of common stock outstanding        20,514,000        18,069,000        17,524,000

Common stock equivalents (treasury stock method)            1,028,000         1,155,000           692,000
                                                          -----------       -----------       -----------

Shares used in calculation of earnings per share           21,542,000        19,224,000        18,216,000
                                                          ===========       ===========       ===========

Net income                                                $   294,000       $ 8,070,000       $ 5,430,000
                                                          ===========       ===========       ===========

Earnings per share                                        $      0.01       $      0.42       $      0.30
                                                          ===========       ===========       ===========